Exhibit 10.37


BULK RESOURCES, INC.
P.O. Box 50401
Hendersvon, NV 89016


March 15, 2002

Conrad Clement
President
Featherlite, Inc.
Highways 63 & 9
P.O. Box 320
Cresco, IA 52136

Dear Conrad:

Bulk Resources, Inc. is agreeable to make the following changes to the convertible promissory note as we discussed pursuant to our letter dated February 18, 2002.

We are willing to extend the loan per U.S. Bank's request to December 31, 2002. With the extension of the note, Featherlite, Inc. will give Bulk Resources, Inc. the option of converting at $3.00 or whatever the average price is between 4/30/02 and 10/30/02. The average price would be calculated using the closing price at the end of each trading day between 4/30/02 and 10/30/02. During this time insiders, as defined by the SEC, would need to limit the total purchases of stock to an aggregate total of 50,000 shares through 10/30/02. Bulk Resources, Inc. would have to exercise the option to convert by January 15, 2003.

Conrad, please call if you have any other questions.

Sincerely,

/s/ Terry Taylor

Terry Taylor
President
Bulk Resources, Inc.